Exhibit 23.1
Established 1926

Von Karman Towers
18201 Von Karman Ave.,
Suite 1060
Irvine, CA 92612

Tel: (949) 271-2600
Fax: (949) 660-5681

www.windes.com
Other Offices:
Long Beach
Los Angeles

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
William Lyon Homes

We consent to the incorporation by reference in the registration statements (No. 333-190571) on Form S-8 and (No. 333-194517) on Form S-3 of William Lyon Homes and in the related Prospectuses, as applicable, of our Report of Independent Registered Public Accounting Firm dated January 21, 2013, covering the related consolidated statements of operations, equity (deficit) and cash flows of William Lyon Homes (the “Company”) for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Company’s Chapter 11 filing on December 19, 2011 and the related application of debtor in possession accounting for the period of such date through December 31, 2011, and (2) the lack of comparability with the prior financial statements), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such registration statements.

/s/ Windes, Inc.
Irvine, California
March 21, 2014